EXHIBIT 2
                                                                       ---------



MANAGEMENT INFORMATION CIRCULAR
for the Annual and Special Meeting of the Shareholders to be held on May 11, 2004



SOLICITATION OF PROXIES BY MANAGEMENT

     THIS MANAGEMENT INFORMATION CIRCULAR (the "Circular") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF PRECISION DRILLING CORPORATION (the "Corporation") to be used at the Annual and Special Meeting of the Shareholders of the Corporation (the "Meeting") to be held in the Devonian Room at the Calgary Petroleum Club, 319 - 5th Avenue S.W., Calgary, Alberta, on the 11th day of May 2004 at 3:00 o'clock in the afternoon, (Calgary time) and at any adjournment thereof, for the purposes set forth in the enclosed Notice of Meeting accompanying this Management Information Circular. The Corporation has retained, for a fee, the services of Georgeson Shareholder Communications Canada Inc. ("Georgeson") to assist it in the solicitation of proxies from shareholders of the Corporation for the Meeting. If you have any questions about the information contained in this circular or require assistance in completing your form of Proxy, please contact Georgeson at 1-866-800-6654. It is expected that the solicitation will be done by mail, electronically, by telephone or in person. The Corporation estimates that the costs which might be incurred for such solicitation could be up to $80,000. The cost of solicitation will be borne by the Corporation. The information contained herein, unless otherwise specified, is given as of March 31, 2004.

APPOINTMENT AND REVOCATION OF PROXIES

     A SHAREHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT SUCH SHAREHOLDER AT THE MEETING OTHER THAN HANK B. SWARTOUT OR DALE E. TREMBLAY. TO EXERCISE THIS RIGHT THE SHAREHOLDERS MAY INSERT THE NAME OF THE DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED THEREIN AND STRIKE OUT THE OTHER NAMES OR SUBMIT ANOTHER APPROPRIATE FORM OF PROXY.

     Instruments of proxy must be deposited at Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2YI, not less than 48 hours before the time for holding the Meeting. A proxy must be executed by the shareholder or his attorney authorized in writing or, if such Shareholder is a corporation, under its seal or by an officer or attorney thereof duly authorized.

     An instrument of proxy may be revoked by the person giving it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or an attorney thereof duly authorized, and deposited either with Computershare Trust Company of Canada at the address described above at any time up to and including the last day of business preceding the day of the Meeting or at any adjournment thereof, at which the proxy is to be used, or with the Chairman of such meeting on the day of the Meeting or adjournment thereof, and upon either of such deposits, the proxy shall be revoked.

EXERCISE OF DISCRETION BY PROXIES

     The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them. In the absence of such direction, such shares will be voted, for the approval of the election of the nominees hereinafter set forth as directors of the Corporation, for the re-appointment of KPMG LLP Chartered Accountants as Auditors of the Corporation and for the approval of the 2004 Stock Option Plan. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to any amendments or variations in the matters outlined in the accompanying Notice of Meeting or any other business which may properly come before the Meeting. The management of the Corporation knows of no such amendments, variations or other business to come before the Meeting other than the matters referred to in the Notice of Meeting.


VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     As at March 31, 2004, the Corporation had outstanding 55,764,474 Common Shares, each carrying the right to one vote per share. The record date for determination of the persons entitled to receive notice of and attend and vote at the Meeting is March 22, 2004. The Common Shares are the only class of voting shares of the Corporation which are issued and outstanding. The directors and senior officers of the Corporation do not know of any person or company beneficially owning, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all of the issued and outstanding Common Shares of the Corporation.

CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements of the Corporation for the fiscal years ended December 31, 2003 and December 31, 2002 together with the report of the Corporation and Auditors thereon, are included in the Annual Report which has been mailed to the shareholders of the Corporation with this Circular.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.   ELECTION OF DIRECTORS

     The affairs of the Corporation are managed by a board of directors who are elected as provided under the Business Corporations Act (Alberta) for a term expiring not later than the close of the next annual meeting of shareholders following their election or until their successors are elected or they vacate their office in accordance with the By-Laws of the Corporation. It is proposed that eight directors will be elected to office at the Meeting. The persons named in the enclosed form of proxy intend to vote for the election of the persons named herein. Management does not contemplate that nominees will be unable to serve as directors, but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for other nominees at their discretion.

     The following table states the name of the proposed directors of the Corporation together with all other positions and offices with the Corporation now held by him, his principal occupation or employment, the year in which he was first elected a director of the Corporation and the number of Common Shares of the Corporation that he has advised are beneficially owned by him, directly or indirectly, as of the date hereof.

Name                      Principal Occupation of Employment                        Director Since       Shares Owned
----                      ----------------------------------                        --------------       ------------
W.C. (MICKEY) DUNN        Chairman, True Energy Inc.                               September, 1992                800

ROBERT J. S. GIBSON       President, Stuart & Company Limited                           June, 1996             13,000

MURRAY K. MULLEN          Chairman, President and Chief Executive Officer          September, 1996             20,000
                          Mullen Transportation Inc.

Name                      Principal Occupation of Employment                        Director Since       Shares Owned
----                      ----------------------------------                        --------------       ------------
PATRICK M. MURRAY         President and Chief Executive Officer                         July, 2002                 --
                          Dresser, Inc.

FRED W. PHEASEY           Executive Vice President                                      July, 2002                 --
                          National Oilwell, Inc.

ROBERT L. PHILLIPS        President and CEO                                                Nominee              1,000
                          BCR Group of Companies since March 2001. Prior to
                          that, from March 1999 to March 2001 Mr. Phillips
                          was Executive Vice President at MacMillan Bloedel
                          Limited; prior to that, from March 1998 to March
                          1999 Mr. Phillips was President and CEO of PTI
                          Group Inc.; prior to that, from April 1994 to
                          March 1998 Mr. Phillips was President and CEO of
                          Dreco Energy Services Ltd.

HANK B. SWARTOUT          Chairman of the Board, President and
                          Chief Executive Officer of the Corporation                    July, 1987           423, 929

H. GARTH WIGGINS          Principal, Kenway Mack Slusarchuk Stewart
                          Chartered Accountants                                    September, 1997              7,300


2.   APPOINTMENT OF AUDITORS

     The nominees named in the enclosed form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as Auditors of the Corporation to hold office until the next Annual Meeting of Shareholders. Should for any reason the said firm be unwilling or unable to accept the re-appointment, the nominees named reserve the right to vote for the appointment of another auditor in their discretion.

3.   APPROVAL OF THE 2004 STOCK OPTION PLAN

     The Corporation established a new Stock Option Plan on February 11, 2004 (the "2004 Plan") which provides for the issuance of 1,518,955 Common Shares of the Corporation arising from the exercise of options pursuant to the 2004 Plan. A copy of the 2004 Plan is attached hereto as Schedule "B". The previous Stock Option Plans of the Corporation (the "Previous Plans") provide for the issuance of an aggregate of 3,966,711 Common Shares arising from to the exercise of options granted pursuant to such Previous Plans. The total number of Common Shares issuable arising from the exercise of options granted pursuant to both the 2004 Plan and the Previous Plans total 5,485,666 which is less than 10% of the outstanding share capital of the Corporation as at March 31, 2004.

     In accordance with policies of the Toronto Stock Exchange, it is proposed that the 2004 Plan, in the form set forth in Schedule "B" hereto, be approved by the Shareholders at the Meeting.

     The 2004 Plan does not allow for the repricing of Options and provides that the maximum term of an option is 5 years. The 2004 Plan also provides that the issuance of options to directors who are not also officers of the Corporation to be capped at 0.5% of the issued and outstanding Common Shares of the Corporation, in the aggregate to all such directors. The 2004 Plan also does not allow options to be issued to the current Chairman, President and Chief Executive Officer of the Corporation. The Corporation has six previously approved stock option plans with an aggregate of 512,292 options remaining as at March 31, 2004, of which 300,000 will be used to satisfy the

Employment Agreement with the current Chairman, President and Chief Executive Officer, explained in the "Compensation of the Chief Executive Officer" section on page 11 of this Management Information Circular.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AGGREGATE COMPENSATION

     During the financial year ended December 31, 2003, there were eight Executive Officers of the Corporation who received, in aggregate, cash remuneration of $5,667,928. For this purpose, "Executive Officers" means the Chairman of the Board, President and Chief Executive Officer, and Vice Presidents in charge of a principal business unit or function of the Corporation or its subsidiaries.

INDIVIDUAL COMPENSATION

     The following table sets forth all annual and long-term compensation, in Canadian dollars, of the individuals who were, at December 31, 2003, the Chief Executive Officer and the next four most highly compensated Executive Officers (collectively the "Named Executive Officers"), for the 2003, 2002, and 2001 financial years of the Corporation.

                                      ANNUAL COMPENSATION                                          LONG-TERM COMPENSATION
                                      -------------------                                          ----------------------

                                                                                         AWARDS                     PAYOUTS
                                                                                         ------                     -------

                                                                                Securities    Restricted
                                                                      Other          under     Shares or                      All
                                                                     Annual   Options/SARs    Restricted       LTIP         Other
Name and                   Fiscal       Salary         Bonus   Compensation        Granted   Share Units    Payouts  Compensation
Principal Position(1)        Year          ($)        ($)(2)         ($)(3)            (#)           ($)        ($)        ($)(4)
---------------------------------------------------------------------------------------------------------------------------------
SWARTOUT, HANK B.            2003      800,000     1,870,000                       200,000                                140,050
President and Chief          2002      550,000            --                       200,000                                157,000
Executive Officer            2001      550,000     2,200,000                       200,000                                154,880
---------------------------------------------------------------------------------------------------------------------------------
TREMBLAY, DALE E.            2003      250,000       500,000                            --                                     --
Senior Vice President
Finance and Chief            2002      250,000            --                        37,500                                     --
Financial Officer            2001      250,000       500,000                        37,500                                     --
---------------------------------------------------------------------------------------------------------------------------------
MCNULTY, MICHAEL J.          2003      194,000       400,000                        42,500                                     --
Senior Vice President        2002      170,000        90,000                            --                                     --
Operations Finance           2001      165,591       170,000                        22,500                                     --
---------------------------------------------------------------------------------------------------------------------------------
KING, JOHN R.                2003(5)   177,000       345,000                        60,000                                     --
Senior Vice President        2002           --            --                            --                                     --
Technology Services          2001           --            --                            --                                     --
---------------------------------------------------------------------------------------------------------------------------------
PETERS, DWAYNE E.            2003      160,000       225,000                            --                                     --
Senior Vice President        2002      160,000        90,000                        10,000                                     --
Canadian Drilling            2001      160,000       160,000                            --                                     --
---------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) In addition to the above five Named Executive Officers, Larry J. Comeau, Senior Vice President Technology Services left the employ of the Corporation on March 14, 2003. For the period of January 1 to March 14, 2003, his salary was $67,700 and he received a retirement allowance of $650,000.

(2) The amounts listed are the bonus amounts earned during the year indicated and relate to performance criteria which was met for that year, but the cash amounts, if applicable are actually paid during the next year.

(3) "Other Annual Compensation" did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus of the Named Executive Officers.

(4) Mr. Swartout is entitled to a retiring allowance established in 1996, which contemplates an amount equal to US $1,500,000 plus US $100,000 which is accumulated for each year commencing on April 30, 1996, and for ten years thereafter.

(5)  Amount reflects the period from March 14 to December 31, 2003.


OPTION/SAR GRANTS DURING FINANCIAL YEAR ENDED DECEMBER 31, 2003

                                                                                       Market Value of
                             Securities             % of Total                   Securities Underlying
                                  Under           Options/SARs        Exercise     Options/SARs on the
                           Options/SARs   Granted to Employees   or Base Price           Date of Grant              Expiration
Name                     Granted (#)(1)      in Financial Year    ($/Security)         ($/Security)(2)                    Date
------------------------------------------------------------------------------------------------------------------------------
SWARTOUT, HANK B.               100,000                 24.04%           50.95                   50.95          December 31/10
                                100,000                 24.04%           50.82                   50.82          December 31/10
------------------------------------------------------------------------------------------------------------------------------
KING, JOHN R.                    60,000                 14.42%           49.28                   49.28             March 31/08
------------------------------------------------------------------------------------------------------------------------------
MCNULTY, MICHAEL J.              42,500                 10.22%           51.04                   51.04          December 31/07
------------------------------------------------------------------------------------------------------------------------------
TREMBLAY, DALE E.                    --                     --              --                      --                      --
------------------------------------------------------------------------------------------------------------------------------
PETERS, DWAYNE E.                    --                     --              --                      --                      --
------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) Options are exercisable for Common Shares of the Corporation and, except for those issued to Hank Swartout after January 2001, vest over a four year period with a maximum term being five years. Options issued to Hank Swartout after January 2001 vest one year after the issue date and are exercisable until the earlier of December 31, 2010 or sixty days after he ceases to be employed full-time by the Corporation.

(2) The exercise price of all stock options are based upon the closing price on the Toronto Stock Exchange on the most recent trading day preceding the date of the grant.

SUMMARY COMPENSATION TABLE

Aggregated Option Exercises
During Financial Year Ended December 31, 2003 and Financial Year End Option Values

                                                                                                  Value of Unexercised
                                                                             Unexercised                    in-the-Mon
                                Securities          Aggregate               Options/SARs                    Options at
                                  Acquired              Value           at Dec. 31, 2003                 Dec. 31, 2003
                               on Exercise           Realized           (#) Exercisable/              ($) Exercisable/
Name (1)                               (#)            ($) (2)              Unexercisable             Unexercisable (3)
----------------------------------------------------------------------------------------------------------------------
SWARTOUT, HANK B.                  100,000          4,050,000            896,033/200,000          15,147,627/1,173,000
----------------------------------------------------------------------------------------------------------------------
KING, JOHN R.                           --                 --                 --/ 60,000                  --/  448,200
----------------------------------------------------------------------------------------------------------------------
MCNULTY, MICHAEL J.                  6,250            184,375             29,500/ 60,000             492,650/  318,975
----------------------------------------------------------------------------------------------------------------------
TREMBLAY, DALE E.                       --                 --            105,193/ 75,000           2,820,097/  358,875
----------------------------------------------------------------------------------------------------------------------
PETERS, DWAYNE E.                   18,750            545,509             20,000/ 20,000             339,000/  227,300
----------------------------------------------------------------------------------------------------------------------

Notes:

(1) In addition to the five Named Executive Officers, Larry J. Comeau, Senior Vice President Technology Services acquired 95,000 securities upon exercise of options with $1,978,500 being the aggregate value received.

(2) This amount is calculated by multiplying the number of Common Shares under options exercised, by an amount equal to the difference between the market value of the Common Shares on the date of exercise and the exercise price of those options.

(3) This amount has been calculated by multiplying the number of Common Shares under options (the "In-the-Money Options") owned by the Named Executive Officer which have an exercise price of less than $56.75 (being the closing price of the common shares on December 31, 2003) by the difference between $56.75 and the exercise price of those In-the-Money Options.

LONG TERM INCENTIVE PLANS

     Other than the Corporation's Employee Stock Option Plans, details of which are provided below, the Corporation does not have any plans which provide compensation intended to serve as an incentive for performance to occur over a period longer than one year.

EMPLOYMENT CONTRACTS

     Employment contracts have been entered into with all of its five Named Executive Officers.

     The original agreement with Hank B. Swartout provided for an annual base salary of at least $550,000 and an increase to be negotiated based on the base salary of the Chief Executive Officers of similar corporations. As of January 1, 2003 the CEO's salary was increased to $800,000. There is a provision for bonus in an amount based upon certain parameters established by the directors which are subject to a cash value added calculation up to a maximum of four times the base salary for the applicable year. The agreement provides for the issuance of options to purchase common shares of the Corporation on the basis of 100,000 options each six months commencing effective January 1, 2001 and ending July 1, 2005 and will vest after a one year period and be exerciseable until the earlier of December 31, 2010 or 60 days after he ceases to be employed full time by the Corporation. In addition, that agreement provides that upon termination of his employment; (i) as a result of a hostile takeover bid he shall be entitled to compensation equal to four times the Best Year; and (ii) as a result of termination without cause or a change of control of the Corporation, (except pursuant to a hostile takeover bid), he shall be entitled to compensation equal to three times the Best Year; and, (iii) in any event, a Retirement Allowance equal to US $1,500,000 plus a separate amount of US $100,000 which is to be accumulated each fiscal year commencing April 30, 1996, and for a period of 10 years thereafter. For the purposes of the foregoing, "Best Year" means, the amount equal to the highest amount paid (or payable) with respect to basic salary plus bonus for any one year during the last three years prior to the termination date.

     The agreements with Dale E. Tremblay and Michael J. McNulty provides for a base salary, benefits, bonuses and stock options to be determined by the Corporation, from time to time, and also provide for a retirement allowance equal to one and one-half times the Best Year Amount plus one-twelfth of the Best Year Amount for each full year from the effective date of service to the date of termination of employment, up to a maximum of one-half of the Best Year Amount, and acceleration of all outstanding options in the event of termination without cause after a change of control. The maximum retiring allowance would be equal to two times the Best Year Amount after six years of employment from the effective date of service. The "Best Year Amount" means the highest annual base salary during any of the three most recent calendar years and the highest amount of the bonus attributable to the Executive for any one year during the three calendar years prior to the year of termination. In addition, the agreement also provides for a payment of one and one-half times the Average Year Amount plus one-twelfth the Average Year Amount for each full year of employment from the effective date of service up to a maximum of one-half of the Average Year Amount in the event of termination without cause prior to a change of control. The maximum retiring allowance would equal two times the Average Year Amount after six years of employment from the effective date of service in the event of termination without cause prior to a change of control. The "Average Year Amount" means the annual base salary for the year during which the employment of the Executive is terminated and the simple average amount of the bonuses attributable to the Executive for the three years immediately preceding the year during which the employment of the Executive is terminated. The definitions "Average Year Amount" and "Best Year Amount" are to be in force for the duration of time that the Executive's bonus is determined utilizing the measurement of Cash Value Added ("CVA"). Should the method of measurement differ from CVA in the future, this definition will be reviewed and may be altered by reducing to two years from three years for the bonus calculation upon the approval of the Chief Executive Officer and the Chairman of the Compensation Committee of the Board of Directors.

     The agreement with John R. King provides for a base salary, benefits, bonuses and stock options to be determined by the Corporation, from time to time, and also provide for a retirement allowance equal to two times the Best Year Amount plus one-twelfth of the Best Year Amount for each full year from the effective date of service to the date of termination of employment, up to a maximum of one-half of the Best Year Amount, and acceleration of all outstanding options in the event of termination without cause after a change of control. The maximum retiring allowance would be equal to two and one-half times the Best Year Amount after six years of employment from the effective date of service. In addition, the agreement also provides for a payment of two times the Average Year Amount plus one-twelfth the Average Year Amount for each full year of employment from the effective date of service up to a maximum of one-half of the Average Year Amount in the event of termination without cause prior to a change of control. The maximum retiring allowance would equal two and one-half times the Average Year Amount after six years of employment from the effective date of service in the event of termination without cause prior to a change of control. The definitions "Average Year Amount" and "Best Year Amount" are to be in force for the duration of time that the Executive's bonus is determined utilizing the measurement of CVA should the method of measurement differ from CVA in the future, this definition will be reviewed and may be altered by reducing to two years from three years for the bonus calculation upon the approval of the Chief Executive Officer and the Chairman of the Compensation Committee of the Board of Directors.

     The employment agreement for Dwayne E. Peters provides for a base salary, benefits, bonus and stock options to be determined by the Corporation from time to time and also provides a payment of 24 months base salary plus two times his most recent bonus amount, and acceleration of all outstanding options in the event of termination without cause after a change of control.

COMPOSITION AND ROLE OF THE COMPENSATION COMMITTEE

     The Corporation's executive compensation program (the "Compensation Program") is governed by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"). The Compensation Committee has, as part of its mandate, responsibility for remuneration of the executive officers of the Corporation and also evaluates the performance of the Corporation's Chief Executive Officer ("CEO") and reviews the design and competitiveness of the Corporation's Compensation Program. During 2003, the members of the Compensation Committee were W.C. (Mickey) Dunn and Murray K. Mullen, both of whom are independent outside directors and, neither of them are, nor ever have been, employees of the Corporation. The Compensation Committee meets at least twice annually or more often as needed. The Compensation Committee met five times in 2003.

COMPENSATION COMMITTEE REPORT

     The compensation of the executive officers by the Corporation is determined on the basis of several factors, including competitive compensation within the international drilling and oilfield service industry, individual performance and overall corporate performance. Competitive compensation is measured using benchmarks of peer group companies and periodic reviews of compensation surveys. The compensation package consists of four elements: base salary, bonuses, stock options and benefits. In addition, under the terms of the employment agreement with the Chief Executive Officer, described on page 7 of this Management Information Circular, he will receive a retiring allowance.

     The Corporation's approach to executive compensation is based on a report obtained by the Compensation Committee in November 2000 from an independent global human resources consultant (the "Consultant") which provided total compensation information for chief executive officers and chief financial officers of 20 public companies in Canada and the United States. The Consultant also provided the Compensation Committee with a report on long-term incentive strategies.

BASE SALARY

     The Compensation Committee believes that overall levels of compensation should be tied to corporate performance. Accordingly, base salaries for each of the executive officers are established at or under the median level for similar positions in companies of comparable size within the international drilling and oilfield service industry.

BONUS POOL

     In addition to base salaries, executive officers may be eligible to participate ("Eligible Executives") in a CVA Bonus Plan (the "Plan"). The amount available for the payment in the Plan is based primarily upon a cash value added amount which is calculated pursuant to a specific formula which has been approved by the Compensation Committee. The formula starts with determining a base amount of cash earnings of the Corporation for a particular fiscal year, with base earnings determined by an appropriate return on the capital employed by the Corporation during that year (the "Basic Return Amount"). If the actual cash earnings of the Corporation exceed the Basic Return Amount, that excess amount of cash earnings then becomes the amount of cash value added (the "CVA Amount"). The general bonus pool for Eligible Executives will only be established if there is a CVA Amount. If an acceptable return on capital employed is not earned in a particular year (therefore, there being no CVA Amount), there is no bonus pool available to be distributed to the Eligible Executives. If there is a CVA Amount, the Compensation Committee determines, on a yearly basis, what percentage of the CVA Amount will be available for the bonus pool and what percentage of that bonus pool shall be available to each Eligible Executives. In each case those percentages are at the discretion of the Compensation Committee, based upon the following guidelines: (i) Chief Executive Officer - the maximum bonus payable to the CEO shall be 50% of the bonus pool or a maximum of four times the base salary of the CEO; (ii) Other Eligible Executives - the balance of the bonus pool may be payable to the Eligible Executives who can receive a maximum of two times their base salary. In each case the percentages to be paid are at the discretion of the Compensation Committee.

     The CVA Amount with respect to the 2001 fiscal year was determined to be $225,000,000 and the Compensation Committee set the bonus pool at 3.2% of the CVA Amount or $7,200,000 with the Chief Executive Officer being entitled to $2,200,000, which was equal to four times the base salary of the CEO, which amount was paid to the CEO as a bonus in 2002. There was no CVA Amount for the 2002 fiscal year, therefore there was no bonus pool available to the Eligible Executives of the Corporation paid out in 2003. In 2003, the Corporation set the bonus pool at 3.2% of the CVA Amount. The Corporation generated a CVA of $97,356,000 and established the CVA bonus pool at $3,115,392. The Chief Executive Officer's portion was established at $1,870,000, which is more than the 50% of the bonus pool, but less than four times the base salary of the Chief Executive Officer. The balance being $1,245,392 was paid to the three other Eligible Executives. In addition to the foregoing, the Compensation Committee can approve discretionary bonuses to certain individuals, notwithstanding the CVA Amount. No discretionary bonuses were issued to Eligible Executives in 2003.

STOCK OPTIONS

     The allocation of stock options and the terms thereof are designed to be an integral component of the compensation package.

     The Corporation has stock option plans for employees generally. The Corporation has a number of plans which are all essentially the same with the exception of the number of options which may be granted pursuant to each plan. The reason for the various plans arise from the rules of the Toronto Stock Exchange which require a set number of shares to be stated in a stock option plan. The Corporation has always had less than 10% of its issued and outstanding shares available to be issued pursuant to the stock option plans. The Corporation has historically created a new stock option plan as more shares become available to be issued pursuant to options, the total number of which (aggregating all of the plans) are slightly less than 10% of the issued and outstanding shares of the Corporation. No shares of the Corporation may be issued pursuant to any newly created stock option plan until such plan has been approved by the shareholders of the Corporation.

     Options are issued pursuant to stock option agreements which are entered into with each employee separately and in all cases, except for the Chief Executive Officer, options which have been granted expire on or about the fifth anniversary date of the award date and generally 25% (on a cumulative basis) may be exercised each year by the employee. The purchase price of common shares upon exercise of an employee option will be the market value of such shares based upon the closing price of the common shares on the Toronto Stock Exchange of the Corporation on the trading day immediately preceding the award. Options issued to the Chief Executive Officer are described under the heading "Compensation of the President" below.

     Although, all of the stock option agreements previously entered into with employees of the Corporation, other than recently with the Chief Executive Officer, expire on or about the fifth anniversary date after the date of grant of the option, all Stock Option Plans, previous to the 2003 Stock Option Plan, did allow for an expiry date of up to ten years from the date of the grant of the option. The Board of Directors has amended all Stock Option Plans in existence, and which are previous to the 2003 Stock Option Plan, to provide that any stock options issued pursuant to such plans after December 31, 2003 shall expire on a date which is no later than eight years after the date of grant of the option. The 2004 Stock Option Plan specifically provides that any options issued pursuant to such plan shall expire on a date which is no later than five years after the grant of the option pursuant to such plan.

     As at December 31, 2003, the Corporation had issued options to purchase a total of 3,393,194 Common Shares of the Corporation pursuant to the various stock option plans of which 2,038,198 of those options had vested at that time.

     With the exception of the Chief Executive Officer, stock options are granted to the executives of the Corporation at the discretion of the Chief Executive Officer in consultation with the Compensation Committee.

BENEFITS

     The benefits package available to the executive officers of the Corporation is the same as that offered to all full-time employees of the Corporation and its subsidiaries. In addition to group benefits, executive officers are also covered for additional accidental death and dismemberment benefits.

     The Corporation's overall benefits package is competitive and, based on surveys that the Corporation has participated in, is in the top quartile on plan design and cost sharing arrangements. The Corporation pays all core benefits and the employees pay the full amount of long term disability premiums and for any optional benefits.

     The benefits package for the Named Executive officers includes basic term life insurance and dependent life insurance, accidental death and dismemberment, dental, extended health care for drugs and eyeglasses, short and long term disability, and an employee assistance program. In addition, the Corporation contributes to a group Registered Retirement Savings Plan and a defined contribution pension plan with contributions of up to 5% of base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Compensation of the Chief Executive Officer of the Corporation (the "CEO") arises from a report received November 2000 from an independent global human resources consultant which provided total compensation information for chief executive officers and chief financial officers of 20 public companies in Canada and the United States and accordingly, pursuant to which an Employment Agreement was entered into on January 1, 2001 with a term of five years (the "CEO Agreement").

     The CEO Agreement was entered into at the time that the Board of Directors had agreed to a new direction for the Corporation which contemplated a substantial ongoing investment in the Technology Services segment which would require a significant increase in research and development expenditures to allow for new and improved downhole tool technology and to also allow for a worldwide geographical expansion with respect to the Technology Services segment.

     The Board of Directors of the Corporation was of the view that this strategic direction would take a number of years before any meaningful results would be achieved and during that time the Corporation would have to commit to significant capital expenditures as well as a commitment from the CEO.

     Those factors, coupled with the cyclical nature of the international oil and gas well services industry and risks involved in developing new or improved technology, led the Board to recognize that the cash value added formula could give rise to a substantial reduction in the bonus pool available to the CEO and the other Eligible Executives. That being the case, a higher relative weight was given to the issuance of stock options to provide incentive to the CEO over a longer period which the Board was of the view was necessary to carry out and complete this new strategic direction.

     The CEO Agreement contemplates a base salary of $550,000, which was subject to an annual review under the terms of the CEO Agreement. For the 2002 fiscal year the Compensation Committee determined that the similar companies to the Corporation were BJ Services Company, Smith International, Inc., Weatherford International Inc., Baker Hughes Incorporated and Pride International Inc. Based on that review, it was determined that the base salary for the CEO for 2002 should be $800,000, however, during 2002, the CEO was paid a base salary of $550,000. The CEO declined the $250,000 salary adjustment for 2002. The bonus payable to the CEO is described under the "Bonus Pool" section above. The stock options issuable to the CEO have been set on the basis of a grant of 100,000 options every six months for the five year period commencing January 1, 2001 and ending July 1, 2005. More specific terms of that agreement are described under "Employment Agreements" above. As of January 1, 2003, the CEO's salary was increased to $800,000.


Presented by the Compensation Committee.
Murray K. Mullen
W.C. (MICKEY) DUNN


COMPENSATION OF THE DIRECTORS

     The Board, through its Compensation Committee, periodically reviews the adequacy and form of compensation for its directors. The Board considers time commitment, comparative fees, responsibilities and potential liabilities in determining remuneration. During the 2003 fiscal year, compensation was in the form of an annual fee payment of US$16,000 and meeting fees of US$1,000 per meeting for attendance in person and US$500 for attendance by telephone. The Chairman of each committee is also entitled to a yearly honorarium of US$5,000. For directors required to travel more than three hours by air to board or committee meetings, a travel allowance of US$1,000 is paid. In addition, each non-executive director has been granted options to purchase common shares of the Corporation ("Options") at market price at the time of the grant.

     There is no particular agreement with respect to the issuance of Options to non-executive directors. Options were first issued to non-executive directors in 1999 on the basis of 15,000 Options to each non-executive director, vesting at 5,000 Options per year with all Options expiring in five years from the date of the grant. A further 5,000 Options were issued to each non-executive director in 2000 and 2001, which Options vested in one year and had an expiry of five years from the date of the grant. In 2002, Options to purchase 20,000 common shares of the Corporation were issued to Fred W. Pheasey and Patrick M. Murray at the time they were appointed as new directors of the Corporation. Those Options vested at 5,000 per year for a four year period and expired five years from the date of the grant. No Options were issued to any other directors in 2002 or 2003. In all cases the exercise price for Options issued was the closing price on the Toronto Stock Exchange on the day prior to the grant. In addition, the 2004 Plan also provides that the issuance of options to directors who are not also officers of the Corporation to be capped at 0.5% of the issued and outstanding Common Shares of the Corporation, in the aggregate to all such directors.

CORPORATE GOVERNANCE

     The Toronto Stock Exchange Committee on Corporate Governance has issued a series of proposed guidelines for effective corporate governance (the "TSX Report") which the Toronto Stock Exchange has adopted. The Corporation is required to disclose certain specified corporate governance information with reference to the TSX Report. The guidelines address items such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness of education of boards. The report of the Corporate Governance Committee which compares the corporate governance practices of the Corporation to the guidelines set forth in the TSX Report is set out in Schedule "A" hereto.

     The Board of Directors of the Corporation believes that sound corporate governance practices are essential to the effectiveness of the Corporation and these practices should be reviewed regularly.

MANDATE OF THE BOARD

     The Corporation's Board of Directors are stewards of the organization. As such they have a responsibility to oversee the conduct of the business and to provide direction to management and ensure all major issues affecting the business affairs of the organization are given proper consideration.

     With the assistance of senior management, who report on the risks of the Corporation's business, the Board considers, and has input into, the assessment and management of those risks on a regular basis.

     The Board takes responsibility for appointing the Chief Executive Officer and is consulted on the appointment of other senior officers and is also responsible for the consideration of succession issues. The Board, through the Compensation Committee, formally reviews the Chief Executive Officer's remuneration and performance. Senior management participates in appropriate professional and personal development activities, courses and programs on a self directed basis and the Board supports management's commitment to training and development of all employees.

     The Board requires accurate, timely and effective communication to the Corporation's shareholders. Regular news releases are made at least quarterly which report quarterly and annual results. Supplemental releases are made highlighting material facts and updating the Corporation's activities. The Board currently delegates this ongoing reporting responsibility to management. The Board, in conjunction with its Audit Committee, assesses the integrity of the Corporation's internal controls and management.

BOARD COMPOSITION AND COMMITTEES

     The Board is currently composed of seven members. The Board has appointed three committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

     During 2003, the Corporation held seven Board meetings, of which six of the seven Directors attended all seven meetings and one Director attended six of the seven meetings. During 2003, five Compensation Committee Meetings, four Corporate Governance and Nominating Committee Meetings and six Audit Committee meetings were held. All respective Committee Members attended all of their respective Committee meetings.

     In addition to the above-described meetings, the Corporation held an all-day strategy session in September 2003, attended by all the Directors. The Directors meet annually to review and approve the operating and capital budget of the Corporation.

     The Corporation is required to have an Audit Committee. The directors who are currently members of that Committee are Robert J.S. Gibson, Patrick M. Murray and H. Garth Wiggins all of whom are not members of management. The Compensation Committee members include W.C. (Mickey) Dunn and Murray K. Mullen. The Corporate Governance Committee members include W.C. (Mickey) Dunn, Robert J.S. Gibson and Fred W. Pheasey.

     The Audit Committee is responsible for reviewing the Corporation's financial reporting procedures, internal controls and the performance of the external auditors. The members of the Audit Committee have direct access to the external auditors.

     The Compensation Committee reviews the performance and recommends the remuneration of the Chief Executive Officer and reviews the overall remuneration and personnel policies developed by management.

     The Corporate Governance and Nominating Committee has the general responsibility for developing and monitoring Precision's approach to corporate governance matters and is responsible for recommending to the Board its size, composition and membership, succession planning for Directors and Board Committee structure.

SARBANES-OXLEY INITIATIVES

     The U.S. Sarbanes-Oxley Act has mandated numerous changes in how companies govern themselves and disclose information. Precision Drilling Corporation is now subject to new U.S. rules arising from the Sarbanes-Oxley Act due to the fact that it is listed on the New York Stock Exchange ("NYSE").

     One of the requirements arising out of the Sarbanes-Oxley Act is that companies such as Precision must have their Chief Executive Officer and Chief Financial Officer certify that the Corporation has designed disclosure controls and procedures to ensure that material information relating to Precision is made known to the Securities and Exchange Commission and to the public generally.

     In order to meet the new legislative requirements and allow the Chief Executive Officer and the Chief Financial Officer to make the appropriate certification, a disclosure committee of certain senior management personnel of the Corporation has been formed in order to oversee, on a continuous basis, the new disclosure requirements.

     The mandate of the Disclosure Committee is to oversee disclosure controls and procedures which are designed to ensure timely collection and evaluation of financial and non-financial information; capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the company's businesses; and cover information that must be evaluated in the context of the disclosure requirement of the U.S. Securities Exchange Act Rule 12b-20, which provides that "in addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they were made, not misleading".

     The Disclosure Committee addresses the evaluation of the disclosure controls, which evaluation will review the performance of the disclosure process in terms of identified weaknesses and mistakes as well as evaluating ways that the Corporation's systems can grow and evolve with its business so that weaknesses do not arise in the future.

     In addition to the Sarbanes-Oxley Act, the New York Stock Exchange has also mandated additional corporate governance requirements for corporations listed thereon. As a Canadian company listed on the NYSE, the Corporation is not required to comply with most corporate governance listing standards and instead may comply with domestic requirements. However, the Corporation has voluntarily chosen to adopt corporate governance practices that comply with NYSE corporate governance listing standards in all respects. The requirements include, among others, a requirement to have audit, corporate governance and nominating and compensation committees of the board of directors and that such committees establish charters that state each of those committees' roles and responsibilities. As well, the corporate governance and nominating committee is to establish corporate governance guidelines and ethics policies that relate to overall board and corporate management.

     In response thereto, each of the Corporate Governance and Nominating Committee, the Compensation Committee and the Audit Committee has reviewed and revised its charter to include any Sarbanes-Oxley Act or new requirements of the New York Stock Exchange. The revised charters for each of those committees, along with the Code of Ethics

Acknowledgement and Affirmation, and the Code of Business Conduct and Ethics are posted on the Corporation's website at www.precisiondrilling.com.

     Additionally, the Corporate Governance and Nominating Committee has a mandate to ensure that there is a process to allow all levels of employees access to appropriate Board members to bring "Whistleblower" issues to the Board which are not being adequately dealt with by management of the Corporation. The Audit Committee has been given the authority and has established a process for the confidential receipt and handling of employer complaints (Whistleblower Hotline).

     The New York Stock Exchange has also mandated that each of the members of the Corporate Governance and Nominating, the Compensation and Audit Committees must be "independent" directors (as defined under the NYSE listing standards). Additionally, with respect to the Audit Committee, the Corporation discloses that at least one of those members must qualify as an "Audit Committee financial expert".

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     There were no material interests, direct or indirect, of directors and senior officers of the Corporation, nominees for director, any shareholder who beneficially owns more than 10% of the shares of the Corporation, or any known associate or affiliate of such persons, in any transaction since the commencement of the Corporation's last completed financial year, or any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

     Management of the Corporation is not aware of any material interest of any director or nominee for director, or senior officer or any one who has held office as such since the beginning of the Corporation's last financial year or any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting except as disclosed herein.

CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

     DATED at Calgary, Alberta this 6th day of April, 2004.



               /s/ Hank B. Swartout                    /s/ Dale E. Tremblay
               -------------------------               -------------------------
               HANK B. SWARTOUT (signed)               DALE E. TREMBLAY (signed)
               Chief Executive Officer                   Chief Financial Officer

1. The Board should explicitly assume responsibility for the stewardship of the Corporation.

YES

Pursuant to the formal Strategic Plan of the Corporation the Board of Directors (the "Board") has a formal mandate with the responsibility for the stewardship of the Corporation, which it seeks to discharge by establishing policy along with providing leadership to management and an appropriate level of supervision of these policies.

     a)   Adoption of a strategic planning process.

YES

The Board has established a formal strategic planning process that is reviewed on an annual basis at a special meeting of the Board and Senior Management at which the concepts of the strategic plan are adopted.

     b) Identification of principal risks and implementing risk management systems.

YES

The Board identifies and considers the risks in the operations of the business of Precision and establishes policies as to how to monitor and manage those risks. In addition, the Board receives quarterly environmental reports, reports on legal issues and compliance reports.

     c)   Succession planning and monitoring senior management.

YES

The Corporate Governance and Nominating Committee annually reviews the adequacy of the Corporation's succession plan. The Compensation Committee formally evaluates the performance of the Chief Executive Officer ("CEO") and sets specific goals for the Corporation and the CEO to meet, all of which is subsequently reviewed by the Board.

     d)   Communication policy.

YES

The Corporation has a written communication policy pertaining to dealing with the media and with respect to all continuous disclosure and public reporting requirements to its shareholders and the investment community. Issues arising from this Communication Policy are dealt with by a committee of officers of the Corporation consisting of the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President Operations Finance, the Vice President and Chief Accounting Officer, the Corporate Secretary, and legal counsel. The disclosed information is released through newswire services, the internet website and mailings to shareholders.

     e)   Integrity of internal control and management information systems.

YES

The integrity of the Corporation's internal control and management information systems is monitored by the Board and its committees. The Audit Committee is responsible for reviewing internal controls over accounting and financial reporting systems. Quarterly financial presentations are made to the Audit Committee. The Audit Committee receives direct reports from the external auditors of the Corporation which includes discussion without the presence of management.


2.   Majority of directors should be unrelated.

YES

Six of the seven directors of the Corporation are independent and unrelated. An "unrelated" director under the guidelines is a director who is independent from management and is free from any interest or any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings. A "related" director under the guidelines is a director who is not an unrelated director. The Corporation does not have a significant shareholder.

3. Disclosure for each Director, whether he or she is related, and how that conclusion was reached.

YES

The Board is responsible for determining whether or not each director is an unrelated director. To do this, the Board analyzes the relationship with each of the directors with the Corporation. Mr. Hank B. Swartout, who is the Chairman and Chief Executive Officer of the Corporation is a related director. The remaining directors, being W.C. (Mickey) Dunn, Robert J.S. Gibson and H. Garth Wiggins, Fred W. Pheasey and Patrick M. Murray are all unrelated directors.

4. a) Appointment of a committee responsible for appointment/assessment of Directors.

YES

The Corporate Governance and Nominating Committee has a mandate to:

o make recommendations to the Board with respect to nominees to the Board of Directors;

o    assess the effectiveness of the Board and of Committees;

o    recommend committee members and the chair of committees;

o    develop and maintain appropriate orientation programs for new directors;

o monitor procedures to ensure that the Board can function independently of management;

o ensure that there is a process in place to allow all levels of employees access to the Board to bring "Whistleblower" issues to the Board which are not being adequately dealt with by Management of the Corporation;

o ensure that the Board is made aware of current and evolving legislation, regulations and guidelines relating to applicable corporate governance issues; and

o establish procedures to enable individual Directors to engage outside advisors under appropriate circumstances.

     b) Comprised exclusively of non-management directors, a majority of whom are unrelated.

YES

Precision's Corporate Governance and Nominating Committee is mandated to be comprised exclusively of non-management directors.


5. Implement a process for assessing the effectiveness of the Board, its committees and individual directors.

YES

Precision's Corporate Governance and Nominating Committee has the mandate to periodically review the effectiveness of the Board and its committees and does carry out such review on an annual basis.

6. Provide orientation and education programs for the new recruits to the Board.

YES

The current practice requires the Corporate Governance and Nominating Committee to provide an orientation for new Board members. The process of education and orientation has been formalized by adoption of a Director's manual to assist in that formal orientation program.

7.   Consider the size of the Board, with a view to improving effectiveness.

YES

Precision's Corporate Governance and Nominating Committee has the ongoing mandate of assessing the size of the Board and its composition to determine whether it has all of the necessary constituents for effective decision making. This review is carried out annually. Precision's present Board size of seven members brings the necessary skills and experience to Board decision making to form an effective decision making body. In addition, the Board has instituted a policy of term limits of fifteen (15) years on the Board and age limits of seventy (70) years.

8.   Review of compensation of Directors in light of risks and responsibilities.

YES

The Compensation Committee is mandated to review and recommend to the Board the remuneration for Directors.

9.   a)   Committees should be generally composed of non-management directors.

YES

The three committees of the Board are comprised solely of non-management members.

     b)   Majority of committee members should be unrelated. YES

All of the committee members are unrelated.

10. Appoint a committee responsible for approach to Corporate Governance issues.

YES

The Corporate Governance and Nominating Committee is mandated to be responsible to the Board for governance of the Corporation, including: o the Corporation's approach to Corporate Governance issues; and o the relationship of the Board to management.

11.  a)   Define limits to management's responsibilities by developing mandates for: i) the Board; and ii) the CEO.

YES

The Board has an express mandate. The CEO's limits of authority are clearly defined. A special committee of the Board must approve all decisions involving unbudgeted expenditures in excess of $2 million or expenditures in excess of $2 million over budgeted amounts up to no more than $8 million with respect thereto and any expenditures in excess of $8 million over budgeted amounts will be approved by the full Board. The CEO's annual goals and objectives constitute his mandate on a year to year basis.

     b)   Board should approve CEO's objectives.

YES

The Board approves the general strategic objectives of the Corporation at the annual strategic planning session. Based thereon the Compensation Committee approves the CEO's specific objectives on an annual basis. These objectives are considered and adopted by the Board.

12. Establish procedures to enable the Board to function independently of management.

YES

While the Corporation does not have a chair separate from management, the Board is confident that it has in place proper procedures to enable it to function independently of management. To further reinforce independence, the Board appoints a Lead Director from the independent and unrelated Directors present at each regularly held in-camera session. The Lead Director is responsible for developing the agenda for, and presiding over in-camera sessions and acting as principal liaison between the non-management Directors and the CEO on matters dealt with during the in-camera session. The Corporate Governance and Nominating Committee ensures:

o reporting and communication is established and maintained between the CEO and the Board of Directors; and

o all proper business requiring consideration of the Board of Directors is brought forward to its meetings.

13.  a)   Establish an Audit Committee with a specifically defined mandate.

YES

Precision's Audit Committee has the mandate to:

i) review the Corporation's annual and interim financial statements and certain other required public disclosure documents;

ii)  make recommendations regarding the appointment of independent auditors;

iii) review the nature and scope of the annual audit;

iv) meet with the Corporation's external auditors and review management's response to any issues arising from the annual audits of the Corporation; and

v) oversee the Corporation's financial reporting procedures and review the internal accounting control systems for the Corporation with the auditors and management.

     b)   All members should be non-management Directors.

YES

The Corporation's Audit Committee, by its mandate, cannot have management directors as members.

14. Implement a system to enable individual Directors to engage outside advisors at the Corporation's expense.

YES

Individual Directors can engage outside advisors with the authorization of the Corporate Governance Committee.

PRECISION DRILLING CORPORATION
2004 STOCK OPTION PLAN
(EFFECTIVE AS OF FEBRUARY 11, 2004)

1.   PURPOSE

     The purpose of this 2004 Plan is to provide an incentive to the officers, employees and directors of Precision Drilling Corporation (the "Corporation") or any of its subsidiaries to achieve the longer term objectives of the Corporation, to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation and to attract to, and retain in, the employ of the Corporation, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

2.   DEFINITIONS

     When used in this 2004 Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

     (a)  "BOARD OF DIRECTORS" means the Board of Directors of the Corporation;

     (b) "COMMON SHARES" means the Common Shares of the Corporation and any shares or securities of the Corporation into which such Common Shares are changed, converted, subdivided, consolidated or reclassified;

     (c) "CORPORATION" means Precision Drilling Corporation and any successor corporation and any reference herein to action by the Corporation means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors;

     (d) "MARKET VALUE" means the per share closing price for the Common Shares on The Toronto Stock Exchange on the Trading Day immediately preceding the date of such grant providing that such price must not be lower than the Closing Price for The Toronto Stock Exchange on that day;

     (e) "OPTION" means an option granted by the Corporation to an Optionee entitling such Optionee to acquire a designated number of Common Shares from treasury at a price to be determined by the Board of Directors, but subject to the provisions hereof;

     (f) "OPTION PERIOD" means such period as may be determined by the Board of Directors during which an Optionee may exercise an Option, commencing on the date such Option is granted to such Optionee and ending as specified in this 2004 Plan, or in the Stock Option Agreement but in no event shall an Option expire on a date which is later than five (5) years after the grant of the Option;

     (g) "OPTIONEE" means a person who is an officer, employee, director or other key personnel of the Corporation or its subsidiaries who is granted an Option pursuant to this 2004 Plan;

     (h) "2004 PLAN" shall mean the Corporation's stock option plan as embodied herein; and

     (i) "TRADING DAY" means a day on which at least a board lot of Common Shares shall have been sold through the facilities of The Toronto Stock Exchange or other relevant stock exchange.

3.   ADMINISTRATION AND ELIGIBILITY

     The 2004 Plan shall be administered by the Board of Directors. The Board of Directors shall have full and final discretion to interpret the provisions of the 2004 Plan and, with the exception set forth in subparagraph 6(b) and paragraph 17 hereof, to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the 2004 Plan, and all decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Optionees and the Corporation subject to shareholder approval if required by any relevant stock exchange. The Board of Directors may at any time, and from time to time, designate those Optionees who are to be granted an Option pursuant to the 2004 Plan and grant an Option to such Optionee. Notwithstanding the foregoing, or any other provision contained herein, the Board of Directors shall have the right to delegate to the President of the Corporation the administration and operation of the 2004 Plan and the right to designate Optionees and grant Options to such Optionees, with the exception of grants of options to directors and the President. None of the Options to be issued pursuant to this 2004 Plan shall be granted to the current Chairman, President and Chief Executive Officer.

4.   COMMON SHARES RESERVED

     (a) The number of authorized but unissued Common Shares that may be subject to Options granted to Optionees under the 2004 Plan at any time shall not exceed 1,518,955 Common Shares.

     (b)  The aggregate number of Common Shares reserved for issuance to any one
          (1) individual pursuant to this 2004 Plan and all previous stock option plans, shall not exceed five percent (5%) of the issued and outstanding Common Shares of the Corporation.

     (c) The foregoing provisions of this paragraph 4 are subject to the appropriate adjustment, as set forth in paragraph 11 hereof, both in the number of Common Shares covered by individual grants and the total number of Common Shares authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Corporation.

     (d) Common Shares in respect of which Options are not exercised will be available for subsequent Options.

5.   PARTICIPATION

     (a) Participation in the 2004 Plan shall be entirely voluntary and any decision not to participate shall not affect an Optionee's relationship or employment with the Corporation.

     (b) Notwithstanding any express or implied term of this 2004 Plan to the contrary, the granting of an Option pursuant to the 2004 Plan shall in no way be construed as a guarantee of employment by the Corporation to the Optionee.

     (c) No Optionee shall have any of the rights of a shareholder in respect to Common Shares under an Option until such Common Shares shall have been paid for in full and issued by the Corporation pursuant to this 2004 Plan.

6.   OPTION AGREEMENTS

     (a) Subject to subparagraph 6(b), a written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to option, the exercise price and any other terms and conditions approved by the Board of Directors, all in accordance with the provisions of this 2004 Plan (herein referred to as the "Stock Option Agreement"). The Stock Option Agreement will be in such form as the Board of Directors may from time to time approve, and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Optionee may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

     (b) No Options shall be granted to any director of the Corporation who is not also an officer of the Corporation if such grant could result, at any time, in the total number of Shares issuable to all directors of the Corporation who are not also officers of the Corporation pursuant to Options exceeding 0.50% of the issued and outstanding Common Shares of the Corporation.

7.   EXERCISE OF OPTIONS

     (a) Subject to Paragraph 8 hereof, Optionee shall be entitled to exercise an Option granted to Optionee at any time prior to the expiry of the Option Period, subject to vesting limitations which may be imposed by the Board of Directors at the time such Option is granted.

     (b) The exercise price of an Option granted under the 2004 Plan shall be as determined by the Board of Directors when such Option is granted subject to any limitations imposed by any relevant stock exchange or regulatory authority, and shall be an amount equal to the Market Value of the Common Shares.

8.   TERMINATION OF OPTIONS

     Unless specifically amended or otherwise dealt with in a Stock Option
Agreement:

     (a) in the case of death of an Optionee, the right to exercise an Option shall extend to the earlier of (i) one year after the date of death or
          (ii) the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of death of the Optionee; and

     (b) in the case of termination or cessation of employment of an Optionee for any reason (other than death) the right to exercise an Option shall be limited to and shall expire on the earlier of 60 days after the date of termination or cessation, or the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of termination of such employment. For greater certainty, any reference to a cessation of employment of the Optionee with the Corporation for any reason, other than death, is a reference to the occurrence of such fact howsoever that arises, and if any Optionee is entitled to reasonable notice of termination of employment or compensation in lieu thereof, or is entitled to a specific period of notice or compensation in lieu thereof, then the Optionee is not entitled to claim any right to further unvested Common Shares which may be available pursuant to an Option or further time to exercise vested Common Shares available pursuant to an Option during the said reasonable notice period or during the said specific notice period, or to compensation in lieu thereof by way of general damages, or special damages, whether in contract, in tort or otherwise.

     (c) The Corporation shall have the authority to either provide for in the future or to amend all outstanding option agreements of outside directors of the corporation (being a director of the corporation who is not also a full time employee of the corporation) to provide for the right to such director to exercise all of that director's outstanding options within sixty (60) days of termination as a director of the corporation if such termination occurs as a result of a forced retirement due to the implementation of a policy to force directors to retire from the board due to a term limit of more than fourteen (14) years as a board member or due to an age limit of greater than sixty-nine (69) years or more.

9.   OPTIONEE'S RIGHTS NOT TRANSFERABLE

     (a) No right or interest of any Optionee in or under the 2004 Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution.

     (b) Subject to the foregoing, the terms of the 2004 Plan shall bind the Corporation, its successors and assigns, and each Optionee, his heirs, executors, administrators and personal representatives.

10.  TAKEOVER OR CHANGE IN CONTROL

     The Corporation shall have the power, in the event of:

     (a) any disposition of substantially all of the assets of the Corporation, on the dissolution, merger, amalgamation or consolidation of the Corporation, with or into any other corporation, or the merger, amalgamation or consolidation of any other corporation into the Corporation,

     (b)  any change in control of the Corporation, or

     (c) an offer is made generally to the holders of the Corporation's voting securities to purchase those securities and which is a "takeover bid" as defined in the Securities Act (Alberta),

     to amend the Stock Option Agreement to permit the exercise of any or all of the remaining Options prior to the completion of any such transaction. If the Corporation shall exercise such power, the Option shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Corporation prior to the completion of such transaction. For the purposes of the foregoing, a change in control of the Corporation shall occur if there becomes a Control Person (as defined in the Alberta Securities
Act) with respect to the securities of the Corporation, who is not a Control Person as at the effective date of this 2004 Plan.

11.  ANTI-DILUTION OF THE OPTION In the event of:

     (a) any subdivision, redivision or change of the Common Shares at any time during the term of the Option into a greater number of Common Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such additional number of shares as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

     (b) any consolidation or change of the Common Shares at any time during the term of the Option into a lesser number of Common Shares, the number of shares deliverable by the Corporation on any exercise thereafter of the Option shall be reduced to such number of shares as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

     (c) any reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Corporation, at any time during the term of the Option, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of the Option.

12.  TERMINATION AND ASSIGNMENT

     (a) The Corporation may in its discretion, subject to stock exchange and other appropriate regulatory approval and to shareholder approval, if required by any relevant stock exchange, amend or terminate the 2004 Plan at any time. No such amendment or termination will, without the consent of an Optionee, alter or impair any rights which have accrued to Optionee prior to the effective date thereof.

     (b) The Corporation may amend or terminate this 2004 Plan at any time in order to conform to applicable law or regulation, whether or not such amendment or termination would affect any accrued rights.

13.  APPLICABLE LAW

     This 2004 Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

14.  GENDER

     Wherever the singular or masculine or neuter is used in this 2004 Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require.

15.  COSTS

     The Corporation shall pay all costs of administering the 2004 Plan.

16.  SHAREHOLDER APPROVAL AND EFFECTIVE DATE

     The effective date of this 2004 Stock Option Plan shall be February 11,
2004.

17.  REPRICING PROHIBITED

     No award of Options may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Corporation's capitalization), if the effect would be to reduce the exercise price for the shares underlying such award.